Exhibit 23.5




                         CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the incorporation of our report, relating to the financial statements of Dana Alexander, Inc., dated March 19, 1997, except for Note L, as to which the date is June 2, 1997, for the years ended December 31, 1996 and 1995 included in the Form 8-K/A dated July 23, 1998 and incorporated by reference in the previously filed Registration Statement of The Hain Food Group, Inc., on Form S-4/S-3 (No. 333-57343) and incorporated by reference in the Prospectus constituting part of this Registration Statement of The Hain Food Group, Inc. on Form S-3 filed on or about April 22, 1999. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ KATZ & BLOOM, LLC

April 22, 1999


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